UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 17, 2023

Berry Corporation (bry)
(Exact name of registrant as specified in its charter)

Delaware	001-38606	81-5410470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248
(Address of Principal Executive Offices)
(661) 616-3900
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class Common Stock, par value $0.001 per share	Trading Symbol BRY	Name of each exchange on which registered Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.
On 07/17/2023, the Company issued a press release in connection with the Agreement (as defined below). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 8.01	Other Events.
On 07/17/2023, Berry Petroleum Company, LLC, a subsidiary of Berry Corporation (bry) (the “Buyer”), entered into a purchase and sale agreement (the “PSA”) with Macpherson Energy Resources, LLC (the “Seller”), pursuant to which the Buyer agreed to purchase Seller’s equity interests in Macpherson Energy Corporation, a California corporation, for an aggregate purchase price of $70 million of cash, subject to customary closing price adjustments. Upon execution of the PSA, the Buyer deposited 5% of the purchase price (the “Deposit”) into escrow, which will be credited toward the consideration payable at the closing of the transactions contemplated by the PSA (the “Closing”). At the Closing, the Buyer will pay $50 million of the purchase price and will pay the remaining $20 million of the purchase price on July 1, 2024.

The PSA contains customary representations and warranties and interim operating covenants for a transaction of this size and nature, provides the parties thereto with specified rights and obligations and allocates risk among them in a customary manner. Buyer’s sole remedy, except in the case of fraud, for any breach of representations and warranties by Seller will be through a representation and warranty insurance policy to be purchased in connection with the consummation of the transactions contemplated by the PSA. The policy is subject to a retention amount, exclusions, policy limits, and certain other terms and conditions. The PSA also includes customary termination provisions. Prior to closing, a non-breaching party has customary remedies in the event the other party willfully breaches the purchase agreement, including in certain instances termination of the purchase agreement and recovery of damages. Damages are limited to, in the case of a willful breach by Buyer, the deposit or, in the case of a willful breach by Seller, certain actual damages.

The parties expect the acquisition to close in the third quarter of 2023, with an effective date of April 1, 2023, subject to customary closing conditions, including (a) accuracy of representations and warranties, (b) compliance with covenants, (c) no orders or injunctions blocking the transaction and (d) the delivery of certain deliverables by the parties at closing. The closing is also conditioned upon (i) the total of all title defects, environmental defects, casualty losses and exclusions due to consents or preferential purchase rights not exceeding 17% of the purchase price in the aggregate; and (ii) completion of a pre-closing reorganization by Seller of certain of its subsidiaries. Pursuant to the PSA, Seller has agreed to indemnify Buyer for any claims arising from or in connection with the pre-closing reorganization. Subject to customary deductibles and cure rights, title defects and environmental defects will reduce the purchase price paid at closing. There can be no assurance that all of the conditions to closing the acquisition will be satisfied on the expected timeline or at all.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Berry Corporation (bry), dated July 17, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 17, 2023

Berry Corporation (bry)

By:	/s/ Danielle Hunter
Danielle Hunter
President